Exhibit 23.1

Deloitte & Co. S.A. Florida 234, 5º piso C1005AAF Ciudad Autónoma de Buenos Aires Argentina

Tel.: (+54-11) 4320-2700 Fax: (+54-11) 4325-8081/4326-7340 www.deloitte.com/ar

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 2 to Registration Statement No. 333-220347 on Form F-1 of our report dated July 7, 2017, relating to the consolidated financial statements of Loma Negra Compañía Industrial Argentina Sociedad Anónima as of December 31, 2016, 2015 and 2014 and for each of the three years in the period ended December 31, 2016 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to that the consolidated financial statements as of December 31, 2016, 2015 and 2014 and for the years ended December 31, 2016, 2015 and 2014 have been restated for the correction of errors and that certain disclosures were expanded from those previously presented), appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

Yours truly,

City of Buenos Aires, Argentina

October 12, 2017

/s./ Adriana I. Calvo

      Partner

Deloitte refers to one or more of Deloitte Touche Tohmatsu Limited, a UK private company limited by guarantee (“DTTL”), its network of member firms, and their related entities. DTTL and each of its member firms are legally separate and independent entities. DTTL (also referred to as “Deloitte Global”) does not provide services to clients. Please see www.deloitte.com/about for a more detailed description of DTTL and its member firms.

Deloitte Touche Tomatsu Limited is a private Company limited by guarantee incorporated in England & Wales under Company number 07271800, and its registered office is Hill House, 1 Little new Street, London, EC4a, 3TR, United Kingdom.